Exhibit 99.1

Great Lakes Reports Fourth Quarter and Year-End Financial Results

Company Announces Intent to Sell the Historical Demolition Business

Record Revenue of $731.4 Million from Continuing Operations

Backlog Exceeds $540 Million

OAK BROOK, Ill.--(BUSINESS WIRE)--February 25, 2014--Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of environmental and remediation services, today reported financial results for the quarter and year ended December 31, 2013.

Commentary

For the quarter ended December 31, 2013, Great Lakes reports Revenue of $216.3 million, Net loss attributable to Great Lakes of $11.0 million, Income from continuing operations of $4.7 million and Adjusted EBITDA from continuing operations of $25.0 million. For the year ended December 31, 2013, Great Lakes reports Revenue of $731.4 million, Net loss attributable to Great Lakes of $34.4 million, Income from continuing operations of $19.9 million and Adjusted EBITDA from continuing operations of $98.9 million.

Jonathan Berger, Chief Executive Officer, commented, “The dredging segment delivered strong performance in 2013 as it continues to achieve improved operating profit and revenue growth. The dredging segment recorded the largest yearly revenue in its history during 2013. Increased funding from the federal government for coastal protection and improvements in our foreign profit margin, partially offset by higher costs of operating our equipment, improved our 2013 gross profit. Northeast beaches continue to be a focus for the federal government. There are four active projects on which our people and dredges are working to rebuild beaches and protect the communities from the effect of future storm systems.

“Our Terra Contracting team has been a solid performer for the Company since it was acquired at the end of 2012. Terra significantly exceeded our first year plan and has been fully integrated into the GLDD environmental & remediation product offering. Our rivers & lakes dredging business and our TerraSea joint venture provide a comprehensive service set for a very attractive growth market for us. An environment remediation project for over $50 million in the Midwest contributed strong profit margins and validated our combined service offerings’ attractiveness to the market.

“In the fourth quarter, the management team proposed, and the Board of Directors approved, a plan to sell our historical demolition business. The business has experienced several quarters of disappointing results and has not achieved the synergies we have been working to implement. Accordingly, we feel this business has value that could be better realized under different ownership. The Company has received indications of interest and expects to finalize disposition of the demolition business in 2014. The Company continues to evaluate several opportunities that will position us for further growth options that expand upon our success in environmental & remediation services that complement our core dredging business.”

William Steckel, Chief Financial Officer, added, “With our decision to sell the historical demolition business, we have renamed the segment that holds the Terra Contracting and related business as environmental & remediation. The historical demolition business has been retrospectively presented as discontinued operations and is no longer reflected in continuing operations. The divestiture of the historical demolition business is expected to allow us to devote management attention and capital to further investment in growth opportunities.

“Cash flow was a major focus of our team this year. We reduced our net debt (debt less cash) from $238.6 million at December 31, 2012 to $209.7 million at December 31, 2013. The $28.9 million improvement comes largely from recovering the working capital investments described in previous earnings releases. The Company continues to focus on driving higher operating cash flow and to critically evaluate spending priorities on our investment in equipment. The Company remains committed to deploying capital where it drives future earnings growth, such as the Articulated Tug/Barge (ATB) trailing suction hopper dredge and the recent deployment of two new barges on the Miami deepening project.”

Fourth Quarter 2013 Highlights

Total Company

  Revenue increased to $216.3 million in the last quarter of 2013, up 14% from the fourth quarter of 2012 largely related to the acquisition of our Terra Contracting business. Our dredging segment recorded lower revenues in the current year quarter on lower domestic capital revenues, partially offset by higher coastal protection revenues.
  Gross profit margin declined to 12.9% in the fourth quarter of 2013 from 15.3% in the prior year fourth quarter driven by lower domestic capital dredging gross profit partially offset by higher gross profit margins from our environmental & remediation line of businesses.
  Operating income was $11.3 million for the quarter, down $3.3 million from the prior year quarter on higher equipment and G&A expense, partially offset by gains on asset sales.
  Income from continuing operations was $4.7 million in the quarter, down from the prior year quarter due to the items noted above. Net loss (which includes both continuing and discontinued businesses) was $11.5 million, compared to a loss of $0.1 million in the comparable quarter of the prior year on losses in our discontinued operations.
  Adjusted EBITDA from continuing operations was $25.0 million down from $29.7 million in the strong fourth quarter of 2012 on lower operating income.
  Total contracted backlog at quarter end was $543.4 million. In addition, there were $136.4 million in domestic dredging low bids and options pending award.

Dredging

  Dredging earned revenues of $176.7 million in the fourth quarter, decreasing from $190.4 million in the strong fourth quarter of the prior year. Coastal protection revenue increased significantly over the prior year’s comparable quarter, but was offset by lower capital and maintenance revenues.
  Gross profit margin was 10.7%, versus 15.2% in the same quarter last year. Lower gross margins on fewer capital projects in the current year and the prior year inclusion of higher margin port work in New York and New Jersey, along with coastal island restoration work in Louisiana, contributed to the decrease in gross profit margin in the current period.
  Dredging ended the year with $515.1 million of backlog which is expected to be executed primarily in the next twelve months.

Environmental & Remediation

  The segment recorded $41.6 million of revenue in the quarter and had minimal revenues in the prior year’s quarter due to the acquisition of Terra Contracting at the end of 2012.
  Gross profit margin of 21.8% was driven from strong environment remediation projects at Terra Contracting, primarily a project in the Midwest U.S. that contributed 62% of the segment’s gross profit in the quarter.
  Backlog was $28.3 million at the end of the year end, primarily related to a brownfield development project in New Jersey and two environment remediation projects.

Year Ended December 31, 2013 Highlights

Total Company

  Revenue increased 24% to $731.4 million, compared to $588.4 million for the prior year largely related to the acquisition of our Terra Contracting business and increased dredging revenues. Our dredging segment added $54.4 million in revenues in the year on a $100 million increase in coastal protection revenues. This was partially offset by lower capital, maintenance and rivers & lakes revenues, year over year.
  Gross profit margin slightly increased to 13.7% from 13.3% on higher foreign contract margin, primarily from our Wheatstone project in Australia and a capital dredging project in Qatar as well as a higher overall gross profit margin from our environmental & remediation line of businesses.
  Operating income was $51.4 million, up 58% from $32.6 million in the prior year on higher gross margin. A loss of use claim won in the current year and gains on asset sales partially offset an increase in G&A expense, year over year. The increase in G&A from 2012 to 2013 is mostly attributable to Terra Contracting G&A expense of $10.7 million, $5.9 million in additional personnel and related costs and $3.9 million in additional legal and professional expenses.
  Net income from continuing operations was $19.9 million, up from $6.3 million in the prior year.
  Adjusted EBITDA from continuing operations was $98.9 million versus $74.7 million in the prior year.

Dredging

  Revenue jumped to $642.6 million, up 9%, driven by large foreign capital and coastal protection revenues, offset by decreases in domestic capital, maintenance and rivers & lakes revenue.
  Gross profit margin was 13.3% which is consistent with prior year.

Environmental & Remediation

  Revenue in the segment was $94.8 million from strong Terra Contracting results since the acquisition at the end of 2012.
  Gross profit margin was 15.9% which was primarily generated by strong performance at two environment remediation projects during the year.

Outlook

Mr. Berger stated, “Our continuing business, led by our dredging division, delivered a strong year, generating $98.9 million in Adjusted EBITDA from continuing operations. Record coastal protection work and an increase in foreign capital work, along with a strong first year from our Terra Contracting business, helped make 2013 our second best year ever for earnings. During 2014, we will be working throughout the year on the PortMiami deepening project, including the options A and B which have now been awarded, as well as on more coastal protection work and maintenance dredging. We expect more coastal protection projects to be funded by special appropriations committed after Superstorm Sandy; however, we expect the timing of these contracts to shift to later in 2014.

“The domestic dredging bid market was at a record level in 2013. Our dredging segment won $692 million, or 54%, of the bid market, 17% above our average combined bid market share over the prior three years. Coastal protection work contributed $245 million of the awards which is over 200% higher than the coastal protection bids in 2012. Much of this work was funded by a special appropriations bill passed in response to Superstorm Sandy to restore miles of coastline damaged by this epic storm. Our win rate this year was also driven by the award of the first two phases of the PortMiami project for $174.1 million. The remaining option of $31.6 million was awarded on January 31, 2014 bringing the total contract value to $205.7 million. In addition, since year-end, our Rivers & lakes group was awarded an $89 million contract for dredging Lake Decatur. This project will be worked on from the end of 2014 through 2019.

“The government is operating under an approved fiscal year 2014 budget. This budget provided for an increase in funding for the Corps of Engineers. Both the President and Congress continue to focus on the importance of ports to the U.S. economy. Additional funding for work in the Port of Savannah and new funding for port maintenance dredging was specifically appropriated in this budget. In addition, both the Senate and the House passed versions of the Water Resources Reform and Development Act in 2013. The differences in the bills are currently being resolved and we expect passage by the summer.

“During the quarter, the Company secured a new shipyard for the construction of our ATB dredge. The vessel construction contract is approximately $140 million inclusive of equipment and materials we have already purchased and will provide to the shipyard for installation. Based upon our revised construction schedule, the ATB is expected to be delivered during the second half of 2016. The Company intends to secure financing during construction and upon completion of the vessel. We continue to be very excited about the capabilities and capacity of this new vessel.”

Mr. Steckel finished, “After delivering full year revenues of $731.4 million and $98.9 million in Adjusted EBITDA from continuing operations, achieving a strong backlog of $543.4 million, and making the strategic decision to divest of the demolition business, the Company has entered 2014 with a renewed focus. We expect to continue our record of executing well on projects we have in backlog. The timeline for additional work from Superstorm Sandy and further coastal restoration projects in Louisiana is currently very fluid. However, we are well positioned to take on that work when it is bid, and expect to supplement the business with additional environmental & remediation projects throughout the United States. We will continue to drive our business to generate free cash flow and return value to our shareholders.”

The Company will be holding a conference call at 9:00 a.m. C.S.T. today where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, February 25 at 9:00 a.m. C.S.T (10:00 a.m. E.S.T.). The call in number is 877-377-7553 and Conference ID is 59588010. The conference call will be available by replay until Wednesday, February 26, 2014, by calling 800-585-8367 and providing Conference ID 59588010. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

Use of Adjusted EBITDA from Continuing Operations

Adjusted EBITDA from Continuing Operations, as provided herein, represents net income attributable to Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments and goodwill and other impairments. Adjusted EBITDA from Continuing Operations is not a measure derived in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company presents Adjusted EBITDA from Continuing Operations as an additional measure by which to evaluate the Company’s operating trends. The Company believes that Adjusted EBITDA from Continuing Operations is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company’s primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA from Continuing Operations to evaluate the Company’s period to period performance. Additionally, management believes that Adjusted EBITDA from Continuing Operations provides a transparent measure of the Company’s recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA from Continuing Operations to assess performance for purposes of determining compensation under the Company’s incentive plan. Adjusted EBITDA from Continuing Operations should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company’s use of Adjusted EBITDA from Continuing Operations, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill and other impairments, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business. For these reasons, the Company uses operating income to measure the Company’s operating performance and uses Adjusted EBITDA from Continuing Operations only as a supplement. Adjusted EBITDA from Continuing Operations is reconciled to net income attributable to Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company’s SEC filings.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also a significant provider of environmental and remediation services. The Company owns a 50% interest in a marine sand mining operation in New Jersey that supplies sand and aggregate for road and building construction and a 50% interest in an environmental service operation with the ability to remediate soil and dredged sediment treatment. Great Lakes employs over 150 degreed engineers, most specializing in civil and mechanical engineering, which contributes to its 123-year history of never failing to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse fleet in the U.S. industry, comprised of over 200 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to, risks and uncertainties that are described in Item 1A. "Risk Factors" of Great Lakes’ Annual Report on Form 10-K for the year ended December 31, 2012, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

CONTRACT REVENUES	$216,277	$190,487	$731,418	$588,430

GROSS PROFIT	27,951	29,079	100,295	78,158

GENERAL AND ADMINISTRATIVE EXPENSES	19,339	14,417	68,039	45,723
PROCEEDS FROM LOSS OF USE CLAIM	(100)	-	(13,372)	-
GAIN ON SALE OF ASSETS—Net	(2,632)	3	(5,773)	(198)
Total operating income	11,344	14,659	51,401	32,633
Other income (expense)
Interest expense—net	(5,270)	(5,184)	(21,941)	(20,925)
Equity in earnings (loss) of joint ventures	756	(29)	1,208	124
Gain (loss) on foreign currency transactions—net	52	(63)	(351)	(118)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	6,882	9,383	30,317	11,714
INCOME TAX PROVISION	(2,134)	(3,943)	(10,460)	(5,419)
INCOME FROM CONTINUING OPERATIONS	4,748	5,440	19,857	6,295
Loss from discontinued operations, net of income taxes	(16,231)	(5,556)	(54,850)	(9,635)
NET LOSS	(11,483)	(116)	(34,993)	(3,340)
Net loss attributable to noncontrolling interest	481	419	632	645
NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS OF GREAT LAKES DREDGE & DOCK CORPORATION	$(11,002)	$303	$(34,361)	$(2,695)

Basic earnings per share attributable to income from continuing operations	$0.08	$0.09	$0.33	$0.11
Basic weighted average shares	59,646	59,316	59,495	59,195

Diluted earnings per share attributable to income from continuing operations	$0.08	$0.09	$0.33	$0.11
Diluted weighted average shares	60,341	59,851	60,101	59,673

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Income (Loss) to Adjusted EBITDA from Continuing Operations
(Unaudited and in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012

Net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation	$(11,002)	$303	$(34,361)	$(2,695)
Loss from discontinued operations, net of income taxes	(16,231)	(5,556)	(54,850)	(9,635)
Net loss attributable to noncontrolling interest	481	419	632	645
Income from continuing operations	4,748	5,440	19,857	6,295
Adjusted for:
Accelerated maintenance expenses	-	2,474	-	4,672
Interest expense—net	5,270	5,184	21,941	20,925
Income tax provision	2,134	3,943	10,460	5,419
Depreciation and amortization	12,845	12,645	46,622	37,430

Adjusted EBITDA from continuing operations	$24,997	$29,686	$98,880	$74,741

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	December 31,	December 31,
	2013	2012

Cash and cash equivalents	$75,338	$24,440
Total current assets	351,473	346,425
Total assets	834,209	826,468
Total short-term debt	-	13,047
Total current liabilities	176,676	187,564
Long-term debt	285,000	250,000
Total equity	242,101	273,425

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
Revenues (in thousands)	2013	2012	2013	2012
Dredging:
Capital - U.S.	$25,754	$57,770	$153,781	$175,317
Capital - foreign	34,052	37,040	138,436	112,242
Coastal protection	65,322	34,297	228,868	126,873
Maintenance	43,743	51,251	90,833	137,924
Rivers & lakes	7,816	10,072	30,684	35,873
Total dredging revenues	176,687	190,430	642,602	588,229
Environmental & remediation	41,624	57	94,840	201
Intersegment revenue	(2,034)	-	(6,024)	-
Total revenues	$216,277	$190,487	$731,418	$588,430

	As of
	December 31,	December 31,
Backlog (in thousands)	2013	2012
Dredging:
Capital - U.S.	$176,117	$43,177
Capital - foreign	98,666	218,953
Coastal protection	143,498	80,245
Maintenance	70,633	22,406
Rivers & lakes	26,158	24,510
Total dredging backlog	515,072	389,291
Environmental & remediation	28,330	31,006
Total backlog	$543,402	$420,297

CONTACT:
Great Lakes Dredge & Dock Corporation
Katie Hayes, Investor Relations
630-574-3012